Exhibit 99.1

MEDTOX® Scientific, Inc.
Fourth Quarter and Year-End Conference Call
March 2, 2004

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, Chief Operating Officer of our laboratory services division and CFO of the Company. Welcome to our year-end conference call. Joining us this morning for our call is Jim Schoonover, our Chief Marketing Officer, and Dick Braun, CEO of MEDTOX.

Dick will cover the highlights of 2003 in just a few moments, but first I’d like to read our disclaimer language and set the agenda for the call.

Forward-looking statements in our conference call today are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the company’s Annual Report on Form 10-K and on other reports filed with the Securities and Exchange Commission.

Our call today is in a listen-only mode, and we also want to welcome those listeners who have accessed this morning’s call via the Internet. Following our prepared remarks, we will have a Q & A session that is accessible to institutional investors and qualified financial analysts.

We look forward to answering your questions. At this point, I am pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. Our LEAN Projects, staff reductions and expense control measures positively impacted margins and operating results in 2003. We experienced improvement in income from operations in the fourth quarter of 2003 and for the second half of 2003. The Company recorded income from operations for the quarter of $167,000 compared to an operating loss of ($107,000) for the fourth quarter of 2002. In the second quarter of 2003, we initiated staff reductions and developed LEAN initiatives, which were implemented in the second half of 2003 with the expectation that measurable results would be achieved in the third and fourth quarters. That is in fact the case-while revenue remained flat between the first half of 2003 and the second half; income from operations in the second half improved to $1,069,000 from $252,000 in first six months of 2003. Our balance sheet was also positively impacted during this time frame. Kevin will address specifics regarding the balance sheet. Laboratory sample volume from the Company’s existing workplace drugs of abuse clients, though not yet at the previous year’s levels, continues to show an upturn, and new account activity remains strong into the new-year. Kevin …

Kevin Wiersma:

Thank you, Dick. Before the market opened this morning, we issued our news release covering the results for the fourth quarter and for the year.

For the fourth quarter, revenues were $12.3 million, up 1.3% from $12.1 million last year. We incurred a net loss of ($238,000) or ($.05) per share, compared to a net loss of ($1,076,000) or ($.22) cents per share last-year.

For the full year, revenues decreased 1.1% to $51.5 million, compared to $52 million in 2002. Our net loss was ($308,000) or ($.06) cents per share, compared to net income of $11,737,000 or $2.34 per diluted share last year. The 2002 results included a $10,150,000 non-cash tax benefit.

Here are some details regarding the quarter and the year.

In our lab business, fourth quarter revenues were $9.4 million, up 1.9% from the fourth quarter of last year. Laboratory Services revenues were positively impacted by a 3.7% overall increase in workplace drugs of abuse samples that was partially offset by a lower average price. Revenues from our Specialty Laboratory Services were also up marginally in the quarter.

For the full year, our lab business was down slightly at $39.4 million compared to $39.7 million last year.

In our POC diagnostics business, fourth quarter revenues were $2.9 million, about even with last year. Strong sales of our PROFILE®-II product line were offset by lower sales of VERDICT®-II products as reductions in state budgets continued to result in lower purchasing levels among government clients for probation, parole and rehabilitation. POC diagnostics represented 23.3% of our total business in the fourth quarter.

For the full year, POC diagnostic revenues decreased 2.5%, to $12 million, or 23.4% of our consolidated revenues, down slightly from 23.7% of our total last year.

Taking a look at gross margin, our lab business operated at a 32.5% margin in the fourth quarter, compared to a 28.4% margin last year. The increase in gross margin was primarily driven by staffing reductions and improved operating efficiencies resulting from our LEAN project initiatives.

The laboratory margin for the full year was 33.1%, up 60 basis points from the 32.5% that we had in our lab business last year.

POC diagnostic margins were 56.8% in the fourth quarter, fairly consistent with the recent quarters, but down from last year’s 60.4%. The lower gross margin was primarily attributable to expenses associated with the expansion and improvement of the production facility on lower than projected volumes.

For the full year, POC diagnostic margins were 57.1%, compared to 62.1% last year.

Our overall gross margin for the quarter was 38.2%, compared to 36% in the fourth quarter last year. For the full year, our overall gross margin was 38.8%, compared to 39.5% in 2002.

On the expense side, selling general and administration expenses were $3.8 million in the quarter, or 31.3% of revenues, down from $4.2 million or 34.4% of revenues in the fourth quarter last year. The improvement reflects savings from steps taken throughout the year to reduce expenses, including staffing reductions.

Selling, general and administration expenses for the year were $16.7 million or 32.5% of revenue, compared to $16.3 million or 31.4% of revenue in 2002. The increase was primarily due to severance costs associated with staffing reductions and higher business insurance expense, and was partially offset by savings realized in the second half of the year.

Research and development expenses increased $365,000 to $677,000 in the quarter. The increase was primarily due to expenses associated with the restructuring of the R&D department at our POC Diagnostic business, increased development activity associated with new POC Diagnostic products, and other new product research. R&D expenses are expected to run between $450,000 and $500,000 per quarter in 2004.

For the year, research and development expenses were $1.9 million compared to $1.2 million last year.

Income from operations was $167,000 in the quarter compared to a loss of ($107,000) in the quarter last year.

Other expenses, although down from the second and third quarters, increased 16.1% compared to the fourth quarter last year, to $390,000. These consisted primarily of interest expense and the net operating results of the New Brighton Business Center. The increase was primarily due to reduced rental income associated with the New Brighton Business Center and was partially offset by lower interest expense. The New Brighton Business Center is a three building complex that houses our Laboratory Services segment as well as other tenants. Early in 2003, the New Brighton Business Center lost tenants that occupied approximately 26% of the complex. In the third quarter of 2003, 18% of this vacated space was leased to a new tenant. Effective March 1, 2004, an additional 13% of this vacated space was leased. The commercial real estate market is projected to show some improvement in 2004, and we continue to aggressively market the available space.

Other expenses for the year were $1.6 million compared to $1.4 million last year.

Our fourth quarter net loss was ($238,000), or ($.05) cents per share, compared to a net loss of ($1,076,000) or ($0.22) cents per share last year.

For the full year, our net loss was ($308,000) or ($0.06) cents per share, compared to net income of $11.7 million or $2.34 cents per share last year.

Looking at the year-end balance sheet at December 31, 2003 compared to December 31, 2002, accounts receivable and inventory decreased 11% and 19% respectively. In addition, long-term debt obligations decreased $1.4 million or 15%.

Lastly, cash flow generated from operating activities was $3,157,000 in 2003, compared to $4,220,000 in 2002.

This concludes our review of the Company’s financial performance. I will now turn it back to Dick for some concluding remarks.

Dick Braun:

Thank you Kevin …

MEDTOX remains well positioned in its markets and we continue to anticipate positive results from the impact of market consolidation and the potential for an upturn in the labor market. While we are encouraged by our financial performance in the second half of 2003, it is far from ideal. We view it as an excellent base from which to launch a successful 2004. Overall our primary focus in 2004 will be to maximize operating income, increase operating cash flow, and continue to improve our balance sheet.

We would now be pleased to answer questions at this time.

Clint Morrison, Piper Jaffray:

Hey guys, a couple of questions. The big number in R&D obviously had a bunch of extras in there. Can you kind of back out what the additionals were? Would this have been a sort of the 450 to 500 you’re guiding towards without the restructuring and the hiring and recruiting expenses and so forth?

Dick Braun:

That’s exactly right. In fact, it probably would have been just slightly lower than that.

Clint Morrison, Piper Jaffray:

O.K., so we had a couple hundred grand of extra expense in R&D in the quarter.

Kevin Wiersma:

That’s correct.

Clint Morrison, Piper Jaffray:

O.K. and the point of care product gross margins, can you address that a little bit? There obviously down sequentially, down from last year. Is this just a pricing pressure issue?

Kevin Wiersma:

Actually Clint, it more has to do with increased overhead expenses and fixed costs. We spent quite a bit of money in 2003 expanding the production facility as well as making some improvements to that facility. Those expansions and improvements were kind of planned and started in the works, really based on historical growth trends in that segment and then as things flattened out, the overhead per unit increased over the year over previous years and that’s really what’s been driving the decrease in margin for the year.

Clint Morrison, Piper Jaffray:

O.K., can your break out in the Laboratory Services, can you break out how much of that was drugs of abuse vs. kind of the specialty businesses?

Kevin Wiersma:

Sure. In our drugs of abuse revenue for the quarter, 61% was drugs of abuse and 39% was specialty.

Clint Morrison, Piper Jaffray:

O.K. and did you give unit numbers on point of care? Or are you still providing that information?

Kevin Wiersma:

We didn’t provide those, Clint.

Clint Morrison, Piper Jaffray:

O.K., and did you give a figure for, I don’t think you did, for kind of the sample volume chain from existing customers?

Kevin Wiersma:

We didn’t give a figure on that either. We are continuing to see improvements in that, but it’s still tracking below what it was a year ago.

Clint Morrison, Piper Jaffray:

In terms of absolute unit numbers from the existing customer base?

Kevin Wiersma:

That’s correct.

Clint Morrison, Piper Jaffray:

And what’s our guess, we’re obviously seeing a slightly improved economy, I know that that’s been trending in the right direction, how far out until you think we could kind of see that back to where it was? Is that something that could happen in the next quarter?

Dick Braun:

I doubt whether in that short of time frame, but we are actually seeing some improvement.

Kevin Wiersma:

We’ve seen improvement the last two quarters, Clint. So we’re optimistic about that, but again it’s slow in coming back and we’ll continue to be aggressive in controlling costs and attracting new business.

Dick Braun:

Clint, you had a prior question that Kevin answered with regards to unit price in our POC vis-à-vis the margin, and I just would like to add something to that. Actually in fact, year over year the average price — unit price — is up in POC because the incremental sales of the PROFILE®-II A and the ER both have higher margins and higher prices.

Clint Morrison, Piper Jaffray:

O.K., and then finally can you just give a kind of a quick update of sort of what’s going on with lead testing and maybe characterize a little bit kind of the progress with Cardinal and the emergency rooms?

Jim Schoonover:

Clint, this is Jim Schoonover. The lead testing business continues to grow. It is probably up, give or take, about 10% over the last couple of months, so we think it’s continuing on a nice growth pattern. Our relationship with Cardinal continues to be very strong. We continue to work closely with them on getting involved with some of the group purchasing organizations to a greater degree, and also have talked with them about some additional product and service opportunities that we could market through their system.

Clint Morrison, Piper Jaffray:

So I guess the real question is when do we start seeing that impact – the point of sales – the point of care sales? The assumption being that Cardinal is an opportunity to really get us into the emergency rooms. When might we see some real success there?

Dick Braun:

We actually have seen, and maybe Jim can — our growth with Cardinal has been substantial year over year albeit from a low base over the last two years and I think as we commented earlier Clint, that the sales are down on the VERDICT® product line, but they are up on both ER and PROFILE®-II A, so we’re having nice growth there.

Clint Morrison, Piper Jaffray:

So their offsetting the public sector side?

Jim Schoonover:

Correct.

Clint Morrison, Piper Jaffray:

Kind of what we are hearing.

Jim Schoonover:

In fact in the last two years, we just had a review meeting with Cardinal, and we were up 45% in 2002 and 46 % in 2003. So from their perspective, it has been a very successful product launch.

Clint Morrison, Piper Jaffray:

O.K., that takes care of me. Thank you.

Fred Milligan, Sanders Morris Harris:

Good morning. The LEAN program, is that still in effect or is it now -you’re beyond that?

Dick Braun:

No, we initially launched three simultaneous projects, and LEAN is really going to become institutionalized as part of the culture and there will be on-going projects. They won’t have the same impact from an expense stand point regarding outside consulting and so forth as the early ones had because the initiatives were to make us self-sufficient. And in fact, we’ve just launched LEAN in North Carolina for our POC division in the first quarter, but again you are not going to see any extraordinary expenses with regards to that, but hopefully we will see some positive results as those projects are initiated and completed.

Fred Milligan, Sanders Morris Harris:

Is there any way of quantifying market share?

Jim Schoonover:

In which area Fred?

Fred Milligan, Sanders Morris Harris:

In the drug testing piece.

Jim Schoonover:

Well in a macro sense, we believe we’re probably somewhere in the area of about 8-10% of market share. The large competitors are Lab Corp and Quest and together they probably represent about 2/3 of the market, but that market continues to consolidate, and we believe that consolidation is going to benefit us as we’re one of the companies that’s proven that we can initiate and work through a program on a national basis.

Fred Milligan, Sanders Morris Harris:

Now there has been some discussion about Lab Corp and Quest leaving the market or in effect, not paying as much attention to the market so therefore providing an opportunity for somebody else to come on. Is that true? Are you gaining market share?

Jim Schoonover:

We are gaining market share and obviously we can not comment on any strategy that they have, but what I would say is that it is a very small piece of both of those companies total revenue, and we continue to be successful at gaining market share whether it’s from those two companies or others, so we’re very confident that regardless of the labor market if it takes longer to turn around than anticipated, we will continue to be able to gain additional market share from existing customers of other labs.

Fred Milligan, Sanders Morris Harris:

What’s going on at the state level in regard to spending? Is that starting to come back?

Jim Schoonover:

We’ve not seen that at this point. I think what we’re hearing is that the dire predictions of last year in some cases have eased up a bit, but not across the board, so we continue to think that that market will be somewhat slower in coming back, but we continue to be successful at introducing our DARS™ program and some other value added programs to the market that we believe will have long-term benefits to the customer and to MEDTOX.

Fred Milligan, Sanders Morris Harris:

O.K., thanks a lot.

Clint Morrison, Piper Jaffray:

Sorry, just a late one. With regards to states, it just made me think. What’s happening there? I assume they still got the same number of people coming through the court system, the prison system, whatever. Are they just not doing drug testing any more or how do they all of a sudden stop buying these products?

Jim Schoonover:

Clint, this is Jim again, it’s really an issue of degree. Generally speaking what happens is their given an annual budget that x number of dollars can be utilized for drug testing and then they are forced to go out and find the ways to stretch those dollars as best they can, and those larger allocations have been cut as well as other parts of state budgets have been cut. So their having to do more with fewer dollars which actually is a perfect opportunity for us with the DARS™ program because that’s really what it is designed to do, is to allow them to do more with fewer dollars and that’s where we’ve made some inroads with some governmental groups.

Clint Morrison, Piper Jaffray:

O.K., so the reality is they are doing less drug testing, obviously using fewer of your units?

Jim Schoonover:

Yes, let’s put it this way, they have fewer dollars with which to get their drug testing program satisfied.

Clint Morrison, Piper Jaffray:

O.K., thank you.

Dick Braun:

We look forward to speaking with you again after we release our results for the first quarter of 2004. And thank you again for joining us today.